FOR IMMEDIATE RELEASE

Intellect Neurosciences and ViroPharma Announce $126.5 Million Global Licensing Agreement to Develop and Commercialize OX1 for Friedreich’s Ataxia and Other Neurodegenerative Diseases

Intellect to receive upfront payment of $6.5 million, potential milestone payments of $120 million, and royalty on future sales

New York, NY, September 30, 2011/ Intellect Neurosciences, Inc. (OTCBB: ILNS) announced today that Intellect has granted an exclusive License to ViroPharma Incorporated (Nasdaq: VPHM) regarding certain of Intellect's licensed patents and patent applications related to Intellect’s clinical stage drug candidate, OX1, a multimodal, metal-binding, extremely potent antioxidant molecule, which has been demonstrated to protect nerve cells from highly oxidizing neurotoxins. ViroPharma plans to develop and commercialize OX1 as a treatment of Friedreich’s Ataxia and possibly other diseases for which OX1 may qualify for orphan drug designation.

Under the terms of the Exclusive License Agreement, Intellect has agreed to transfer to ViroPharma all of Intellect’s intellectual property rights, data and know-how related to its OX1 research and development program.  In return, ViroPharma has agreed to pay a $6.5 million up-front licensing fee and will pay additional milestones based upon defined events.  The maximum of these milestone payments assuming successful advancement to market could amount to $120 million. In addition, ViroPharma will pay a tiered royalty of up to a maximum of low double digits based on annual net sales.

Intellect recently announced completion of Phase 1 clinical trials for OX1.  Dr. Daniel Chain, Intellect’s Chairman and CEO, has played a leadership role in the development of OX1 since its therapeutic potential was originally discovered by scientists at NYU Medical School and University of South Alabama in the late 1990s.  The universities, which own certain patents in relation to OX1, are entitled to a portion of revenues received by Intellect from any sale or license of OX1 pursuant to an exclusive license agreement between Intellect Neurosciences and the universities.

Dr. Chain commented: “We are pleased to enter into a strategic relationship with ViroPharma, which has ample resources, drug development capabilities and orphan drug marketing expertise to accelerate the development and commercialization of OX1.  This transaction is the first for Intellect related to an internally developed compound. It is consistent with our business strategy to create high value assets that can generate revenues to support further development of drugs for the ultimate benefit of patients in desperate need of novel treatments for life-threatening conditions.”

About OX1

OX1 is a multimodal antioxidant molecule noted for its potent free radical scavenging activity, metal binding activity and activation of mitochondria which are responsible for energy production in cells. In addition, OX1 has been tested in numerous different models of neurodegenerative diseases and shown to protect nerve cells from highly oxidizing stimuli caused by metals and other neurotoxins. OX1 has been tested for safety across species and found to be safe and well tolerated in human phase 1 clinical trials. It is administered as a powder in capsules for oral ingestion and is rapidly absorbed by the body.

About Friedreich’s Ataxia

Friedreich’s Ataxia is rare hereditary disease affecting 1 in 50,000 individuals of European descent caused by a mutation in a gene which encodes frataxin, a protein essential for proper functioning of mitochondria, the energy pumps of the cell. In the absence of frataxin, iron in the cytoplasm builds up and causes free radical damage. The disease causes progressive damage to the nervous system, resulting in symptoms ranging from gait disturbance to speech problems; it can also lead to heart disease and diabetes. The ataxia of Friedreich's ataxia results from the degeneration of nerve tissue in the spinal cord, in particular sensory neurons essential for directing muscle movement of the arms and legs. The spinal cord becomes thinner and nerve cells lose some of their myelin sheath. The primary site of pathology is spinal cord and peripheral nerves. Symptoms typically begin sometime between the ages of 5 and 15 years, but may occur in the 20s or 30s. The disease usually presents with progressive staggering or stumbling and frequent falling. The symptoms are slow and progressive. The median age of death is 35 years. Currently there are no FDA approved drugs for FA.

About Intellect Neurosciences, Inc.

Intellect Neurosciences, Inc. is a Manhattan-based biopharmaceutical company engaged in the discovery and development of disease-modifying therapeutic agents for the treatment and prevention of Alzheimer's disease and other serious neurodegenerative disorders.  The company’s pipeline includes Alzheimer’s monoclonal antibody products licensed to major pharmaceutical companies, OX1 licensed to ViroPharma, melatonin for treatment of amyloidosis-related diseases, Recall-Vax, a novel Alzheimer’s vaccine, IN-N01 a humanized monoclonal antibody targeting beta amyloid and tau immunotherapy approaches.

Safe Harbor Statement Regarding Forward-Looking Statements:

The statements in this release and oral statements made by representatives of Intellect relating to matters that are not historical facts (including, without limitation, those regarding future performance or financial results, the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Intellect's product candidates and the sufficiency of Intellect's cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that actual performance or results could materially differ, that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, or Intellect's ability to fund such efforts with or without partners. Intellect undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statements should be read in conjunction with the additional risks and uncertainties detailed in Intellect's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in Intellect's Annual Report on Form 10-K (file no. 333-128226), filed on October 13, 2010, and information contained in our Quarterly Report on Form 10-Q for the three month period ended March 31, 2011, filed on May 23, 2011.

Contact:

Intellect Neurosciences, Inc.
Elliot Maza, JD, CPA,
President and Chief Financial Officer
Tel. 212-448-9300
45 West 36th Street
New York, NY 10018 USA
http://www.intellectns.com